Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Biopure Corporation for the registration of 13,621,544 shares of its common stock and to the incorporation by reference therein of our report dated January 25, 2008 with respect to the consolidated financial statements of Biopure Corporation included in its Annual Report (Form 10-K) for the year ended October 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 29, 2008